EXHIBIT 99.1

SOLITRON DEVICES, INC. ANNOUNCES FISCAL 2023 THIRD QUARTER RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce preliminary fiscal 2023 third quarter results.

FISCAL 2023 THIRD QUARTER HIGHLIGHTS

➢	Due to the planned facility relocation, net sales decreased 76% to approximately $0.58 million in the fiscal 2023 third quarter versus $2.47 million in the fiscal 2022 third quarter.
➢	Net bookings increased 68% to $2.26 million in the fiscal 2023 third quarter versus $1.34 million in the fiscal 2022 third quarter.
➢	Backlog increased to $6.43 million at the end of the fiscal 2023 third quarter as compared to $3.20 million at the end of the fiscal 2022 third quarter.
➢	Net income decreased to a loss of ($0.49) million, or ($0.24) per share, in the fiscal 2023 third quarter versus income of $0.49 million, or $0.24 per share, in the fiscal 2022 third quarter.

FISCAL 2023 NINE MONTH HIGHLIGHTS

➢	Net sales decreased 52% to approximately $4.91 million in the first nine months of fiscal 2023 versus $10.31 million in the first nine months of fiscal 2022.
➢	Net bookings increased 46% to $6.87 million in the first nine months of fiscal 2023 versus $4.71 million in the first nine months of fiscal 2022.
➢	Net income decreased 85% to $0.59 million, or $0.29 per share, in the first nine months of fiscal 2023 versus $3.97 million, or $1.90 per share, in the first nine months of fiscal 2022.

SUBSEQUENT HIGHLIGHT

➢	U.S. government omnibus spending bill included funding for increasing stockpiles which we expect to result in approximately $4 million of incremental annual revenue beginning in late calendar 2024 and running through 2028.

As expected, sales were low in the 2023 fiscal third quarter due to the stoppage of production during the facility relocation, start up and re-certification.  The facility relocation was more difficult than we had planned but we had prepared for any delays by producing and shipping ahead.  We believe our team did a terrific job managing all the complexities of construction and relocation in the current environment.  We are pleased with the 68% increase in bookings in the quarter versus the prior year quarter, and the 101% increase in backlog at the end of the quarter versus the end of the prior year quarter.  As of November 30, 2022 approximately $1.40 million of the existing backlog is scheduled by customers for delivery in 2024 and $0.43 million for 2025.  We hope to move some of those delivery dates up if possible.

Historically we used to receive a single order on our largest program, and typically that was in the fiscal fourth quarter.  The order is now received in smaller amounts some of which was received in the fiscal third quarter and the balance in the fiscal fourth quarter.  Net bookings in December 2022, the first month of our fiscal 2023 fourth quarter, were $1.55 million.  As a reminder our quarterly bookings are highly variable due to the size and timing of receipt of orders.

In December 2022 the President signed the $1.7 trillion omnibus spending bill.  Included in the bill appropriations to replenish supplies used in Ukraine and to increase stockpiles.  A number of programs are included in the spending, including two that represent Solitron‘s two largest revenue sources.  The increased stockpiles program is a multi-year program that we currently expect to add approximately $20 million in total revenues starting in late 2024 and running through 2028, or approximately $4 million annually.  Actual contract awards are expected to occur by the fall of 2024.

We continue to see increased interest in new product development, including silicon carbide.  We have developed various prototypes for testing by potential customers and continue to be optimistic about creating additional revenue sources.

We did have significant unrealized gains on investments during the quarter.  Just prior to quarter end the Board approved a revision to our approach toward investments to allow for more concentrated positions.  We purchased 1.1% and 1.5%, respectively, of the outstanding shares of two small community banks that were recipients of the Emergency Capital Investment Program (ECIP).   Due to increased interest rates, we moved most of our cash to treasury bills which is considered Short-term investments on the balance sheet.

Initial analysis on our goal of achieving annual aggregate cost savings of approximately $1.0 million are positive.  We have eliminated $40,000 of monthly rent, reduced costs with equipment to self-produce highest use gases (N2 and LN2), reduced utilities due to the smaller footprint of the new facility and headquarters, eliminated wafer fab costs by not relocating it to the new facility, plus achieved payroll savings and insurance cost savings.

As our balance sheet has improved, we have begun and will continue to evaluate potential acquisitions.  We would consider everything from small tuck-in acquisitions up to a significant acquisition that would involve the issuance of both debt and equity, if we believe it will increase the intrinsic value of the company on a per share basis.  We make no guarantees that we will be able to find a suitable acquisition candidate or that we will be able to consummate any such suitable acquisition on favorable terms and within a favorable timeframe, or at all.

SOLITRON DEVICES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2022 AND NOVEMBER 30, 2021
(Unaudited, in thousands except for share and per share amounts)

	For The Three Months ended	For The Three Months ended	For The Nine Months ended	For The Nine Months ended
	November 30, 2022	November 30, 2021	November 30, 2022	November 30, 2021

Net sales	$584	$2,468	$4,907	$10,308
Cost of sales	905	1,672	3,710	5,628

Gross profit (loss)	(321)	796	1,197	4,680

Selling, general and administrative expenses	460	497	1,535	1,870

Operating income (loss)	(781)	299	(338)	2,810

Other income (loss)
Interest income	18	-	20	-
Interest expense	(27)	(28)	(82)	(74)
Dividend income	1	1	6	2
Realized gain (loss) on investments	(13)	41	19	67
Unrealized gain (loss) on investments	270	(8)	325	(7)
PPP loan forgiveness	-	-	-	812
Scrap income	40	185	644	357
Total other income	289	191	932	1,157

Net income (loss)	$(492)	$490	$594	$3,967

Net income (loss) per common share - basic and diluted	$(0.24)	$0.24	$0.29	$1.90

Weighted average shares outstanding - basic and diluted	2,083,436	2,083,452	2,083,436	2,083,459

SOLITRON DEVICES, INC.
BALANCE SHEETS
AS OF NOVEMBER 30, 2022 AND FEBRUARY 28, 2022
(in thousands, except for share and per share amounts)

	November 30, 2022	February 28, 2022
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$617	$4,088
Short-term investments	2,512	-
Marketable securities	1,387	684
Accounts receivable	235	1,591
Inventories, net	2,484	2,260
Prepaid expenses and other current assets	254	196
TOTAL CURRENT ASSETS	7,489	8,819

Property, plant and equipment, net	7,448	4,926
Construction in progress	-	609
Other assets	15	4
TOTAL ASSETS	$14,952	$14,358

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$298	$135
Customer deposits	38	24
Finance lease liability	6	9
Mortgage loan, current portion	106	103
Accrued expenses and other current liabilities	794	888
TOTAL CURRENT LIABILITIES	1,242	1,159

Mortgage loan, net of current portion	2,675	2,755
Finance lease liability, net of current portion	-	3
TOTAL LIABILITIES	3,917	3,917

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, authorized 500,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares, 2,083,436 shares outstanding, net of 487,827 treasury shares at November 30, 2022 and 2,083,436 shares outstanding, net of 487,827 treasury shares at February 28, 2022, respectively	21	21
Additional paid-in capital	1,834	1,834
Retained Earnings	10,592	9,998
Less treasury stock	(1,412)	(1,412)
TOTAL STOCKHOLDERS’ EQUITY	11,035	10,441
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,952	$14,358

The preliminary, unaudited financial information disclosed in this press release for the three and nine months ended November 30, 2022 is based on management's review of operations for that period and the information available to the Company as of the date of this press release.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s unaudited fiscal 2023 third quarter and nine month results and the Company’s expectations regarding bookings, net sales, production levels, adjustments to the cost structure in fiscal 2023 as well as its evaluation of potential acquisitions.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) actual bookings and net sales for fiscal year 2023; (2) the global impact of the pandemic outbreak of coronavirus (COVID-19) and its impact on our operations and the operations of our suppliers and clients, staffing levels and labor costs; (3) the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; (4) our ability to make the appropriate adjustments to our cost structure; (5) our ability to properly account for inventory in the future; (6) our ability to protect the Company’s net operating losses and tax benefits; (7) volatility and changes in our stock price, corporate or other market conditions; (8) the loss of, or reduction of business from, substantial clients; (9) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (10) changes in government policy or economic conditions; (11) increased competition; (12) the uncertainty of current economic conditions, domestically and globally; (13) our ability to identify and successfully consummate acquisitions on favorable terms, or at all; (14) actual appropriations under U.S. government omnibus spending bill; and (15) other factors contained in the Company’s Securities and Exchange Commission filings, including its most recent Form 10-K, 10-Q and 8-K reports.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com